Exhibit 77 0

                 AMERICAN CAPITAL Convertible Securities, Inc.

                      Underwritings Pursuant to Rule 10f-3


1.   Name of Issuer:                    De Rigo S.p.A. ADS
     Securities Acquired from:          Merrill Lynch
     Syndicate Members:                 See attached list
     Principal Amount in Offering:      7,739,130
     Principal Amount Purchased:        400
     Price Per Share:                   $16.00
     Purchase Date:                     October 19, 1995